Exhibit 10.1

FORM OF

TRANSITION SERVICES AGREEMENT

by and between

DANAHER CORPORATION

and

FORTIVE CORPORATION

Dated as of [●], 2016

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2016 (the “Effective Date”), is entered into by and between Danaher Corporation (“Danaher”), a Delaware corporation, and Fortive Corporation (“Fortive”), a Delaware corporation. “Party” or “Parties” means Danaher or Fortive, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Separation Agreement, dated [●] (the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, certain services are to continue to be provided by Danaher to Fortive after the Effective Date upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Danaher Provider” means Danaher or a Provider that is a member of the Danaher Group.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources.

“Fortive Provider” means Fortive or a Provider that is a member of the Fortive Group.

“LIBOR” shall mean an interest rate per annum equal to the applicable thirty-day London Interbank Offer Rate for deposits in United States dollars published in the Wall Street Journal at the date of the relevant determination.

“Provider” means the Party or its Affiliates providing a Service, an Additional Service or access to a Facility or an Additional Facility under this Agreement.

“Recipient” means the Party to whom a Service, an Additional Service or access to a Facility or an Additional Facility is being provided under this Agreement.

“Virus(es)” shall mean any computer instructions (i) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate without manual intervention; or (iii) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

ARTICLE II

SERVICES, ACCESS TO FACILITIES AND DURATION

Section 2.01 Services. Subject to the terms and conditions of this Agreement, Danaher shall provide (or cause to be provided) to the Fortive Group all of the services listed in Schedule 2.01-1 attached hereto (the “Danaher Provided Services”). Subject to the terms and conditions of this Agreement, Fortive shall provide (or cause to be provided) to the Danaher Group all of the services listed in Schedule 2.01-2 attached hereto (the “Fortive Provided Services”, and collectively with the Danaher Provided Services and any Additional Services, the “Services”).

Section 2.02 Access to Facilities. Subject to the terms and conditions of this Agreement, Danaher shall provide (or cause to be provided) to the Fortive Group access to the facilities, equipment and software listed in Schedule 2.02-1 attached hereto (the “Danaher Provided Facilities”). Subject to the terms and conditions of this Agreement, Fortive shall provide (or cause to be provided) to the Danaher Group access to the facilities, equipment and software listed in Schedule 2.02.-2 attached hereto (the “Fortive Provided Facilities”, and collectively with the Danaher Provided Facilities and any Additional Facilities, the “Facilities”).

Section 2.03 Duration of Services and Access to Facilities. Subject to Section 6.01 hereof, each of Danaher and Fortive shall provide or cause to be provided to the respective Recipients each Service or access to each Facility until the expiration of the period set forth next to such Service or Facility on the applicable Schedules hereto or, if no such period is provided with respect to a particular Service or Facility on such Schedules, on the second anniversary of the Effective Date (the “Term”); provided, however, to the extent that a Danaher Provider’s ability to provide a Danaher Provided Service or access to a Danaher Provided Facility, as the case may be, is dependent on the continuation of either a Fortive Provided Service or access to a Fortive Provided Facility, as the case may be, Danaher’s obligation to provide, or cause to be provided, such Danaher Provided Service or access to such Danaher Provided Facility shall terminate automatically with the termination of such supporting Fortive Provided Service or access to such supporting Fortive Provided Facility; provided, further, to the extent that a Fortive Provider’s ability to provide a Fortive Provided Service or access to a Fortive Provided Facility, as the case may be, is dependent on the continuation of either a Danaher Provided Service or access to a Danaher Provided Facility, as the case may be, Fortive’s obligation to provide, or cause to be provided, such Fortive Provided Service or access to such Fortive Provided Facility shall terminate automatically with the termination of such supporting Danaher Provided Service or access to such supporting Danaher Provided Facility.

Section 2.04 Additional Services and Access to Additional Facilities. If, within four months after the Effective Date, Danaher or Fortive (or the Danaher Transition Manager or Fortive Transition Manager, as applicable) identifies a service that (a) the Danaher Group provided to the Fortive Group during the one year period prior to the Effective Date that the Fortive Group reasonably needs in order for the Fortive Business to continue to operate in substantially the same manner in which the Fortive Business operated prior to the Effective Date, and such service was not included in Schedule 2.01-1 (other than because the Parties agreed such services shall not be provided), or (b) the Fortive Group provided to the Danaher Group prior to the Effective Date that the Danaher Group reasonably needs in order for the Danaher Group to continue to operate their businesses other than the Fortive Business (the “Danaher Business”) in substantially the same manner in which such businesses operated prior to the Effective Date, and such service was not included in Schedule 2.01-2 (other than because the Parties agreed such services shall not be provided), then, in each case, Fortive and Danaher shall use commercially reasonable efforts to provide, or cause to be provided, such requested services (such additional services, the “Additional Services”). If, within four months after the Effective Date, Danaher or Fortive identifies access to additional facilities, equipment or software that (x) the Danaher Group provided to the Fortive Group during the one year period prior to the Effective Date that the Fortive Group reasonably needs in order for the Fortive Business to continue to operate in substantially the same manner in which the Fortive Business operated prior to the Effective Date, and such access was not included in Schedule 2.02-1 (other than because the Parties agreed such access shall not be provided), or (y) the Fortive Group provided to Danaher or its Affiliates prior to the Effective Date that the Danaher Group reasonably needs in order for the Danaher Business to continue to operate in substantially the same manner in which the Danaher Business operated prior to the Effective Date, and such access was not included in Schedule 2.02-2 (other than because the Parties agreed such access shall not be provided), then, in each case, Fortive and Danaher shall use commercially reasonable efforts to provide such requested access (such additional facilities, equipment and software, the “Additional Facilities”). Danaher and Fortive (or the Danaher Transition Manager and Fortive Transition Manager, as applicable) shall have ninety (90) days after the Effective Date to request in writing to the Danaher Transition Manager or Fortive Transition Manager, as applicable, Additional Services or access to such Additional Facilities. Unless specifically agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services or access to Additional Facilities (including the termination date with respect to such services, which, for clarity, shall be no later than the end of the Term) and such Additional Services or access to Additional Facilities shall be deemed Services or access to Facilities, respectively, hereunder, and accordingly, the Party requested to provide such Additional Services or access to Additional Facilities shall provide such Additional Services or access to Additional Facilities, or cause such Additional Services or access to Additional Facilities to be provided, in accordance with the terms and conditions of this Agreement.

Section 2.05 Exception to Obligation to Provide Services or Access to Facilities. Notwithstanding anything in this Agreement to the contrary, including Danaher’s and Fortive’s obligations set forth in Section 2.01 hereof, the relevant Providers shall not be obligated to (and neither Danaher nor Fortive shall be obligated to cause any Provider to) provide any Services or access to any Facilities if the provision of such Services or access to such Facilities would violate any Law or any Contract to which Danaher, Fortive, any of Danaher’s or Fortive’s Affiliates or any of the Providers are subject; provided, however, that Danaher and Fortive shall comply with Section 7.02 in obtaining any Consents necessary to provide such Services or access to such Facilities.

Section 2.06 Standard of the Provision of Services or Access to Facilities. The provision of Services and access to Facilities shall be provided in the manner and at a level substantially consistent with that provided by the Providers immediately preceding the Effective Date. All of the Danaher Provided Services and Danaher Provided Facilities shall be for the sole use and benefit of Fortive Group, and all of the Fortive Provided Services and Fortive Provided Facilities shall be for the sole use and benefit of the Danaher Group.

Section 2.07 Change in Services or Access to Facilities. The Providers may from time to time reasonably supplement, modify, substitute or otherwise alter the Services provided and access to the Facilities in a manner that does not materially adversely affect the quality or availability of Services or access to the Facilities or increase the cost of using such Services or accessing such Facilities.

Section 2.08 Subcontractors. A Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of the Provider; provided, however, that such other Person shall be subject to service standards and confidentiality provisions at least equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.

Section 2.09 Electronic Access.

(a) To the extent that the performance or receipt of Services or access to Facilities hereunder requires access to a Group’s intranet or other internal systems by the other Group (the “Accessing Group”), the Party whose Group intranet or other internal systems is being accessed shall provide or cause to be provided limited access to such systems, subject to policies, procedures and limitations to be determined by such Party. From and after the Effective Date, a Party shall cause its Accessing Group to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of the other Party.

(b) While Services and access to Facilities are being provided hereunder, the Parties shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Services or Facilities. With respect to Services or access to Facilities provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into such Services or Facilities, the Parties hereto shall use commercially reasonable efforts to cooperate and to diligently work together and with each Provider providing the Services or access to Facilities to eliminate the effects of the Virus.

(c) The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services and Facilities to prevent access to the Services and Facilities by unauthorized Persons.

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01 Costs and Disbursements.

(a) Each Party (or its designee) shall pay to the other Party providing, or causing to be provided, the applicable Service or Facility a monthly fee for such Service or access to such Facility as set forth therefor in the applicable Schedule hereto, and with respect to an Additional Service or Additional Facility, the monthly fee shall be the applicable Provider’s internal and external costs and expenses of providing such Additional Services or access to such Additional Facilities, plus any costs associated with migrating data or otherwise preparing any Additional Services or access to any Additional Facilities to be provided under this Agreement (each aggregate fee calculated in accordance with this provision constituting a “Service Charge” and, collectively, the “Service Charges”); provided, however, that a fee for a Service or Facility not provided or made available hereunder for a full month shall be prorated for the portion of such month provided or made available. During the Term, the amount of a Service Charge for any Services or access to Facilities shall not increase, except to the extent that there is an increase after the Effective Date in the costs actually incurred by the Provider in providing such Services or access to Facilities, including as a result of (i) an increase in the amount of such Services or access to Facilities being provided to the Recipient (as compared to the amount of the Services or access to Facilities underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services or access to Facilities (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the payroll or benefits for any personnel used by the Provider in providing the Services or access to Facilities, or (iv) any increase in costs relating to any changes requested by the Recipient in the nature of the Services or access to Facilities provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).

(b) Following the Effective Date but in no event later than [**], the Parties shall mutually agree on a form of invoice to be issued for the aggregate of Service Charges by each Party. Each of Danaher and Fortive (or their designees), as applicable, shall deliver invoices to the other Party (or its designees) in accordance with the terms hereof, beginning [**] and, thereafter, on or prior to the end of each succeeding month or week (in accordance with the terms hereof) for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of each Party) in arrears for the Service Charges due under this Agreement. Each of Danaher or Fortive (or their designees) shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within thirty (30) days of the date of such invoice; provided that (i) any payroll expense reimbursement shall be paid by Danaher or Fortive (or their designees), as applicable, within ten (10) days from the date of the other Party’s receipt of any invoice containing any such amounts or expenses; (ii) any Contracts that prescribe other payment terms for any other individual Service or access to a Facility shall continue to govern; and (iii) to the extent consistent with past practice with respect to Services or access to Facilities rendered outside the United States, payments may be required in local currency. If Danaher or Fortive (or their designees), as applicable, fails to pay such amount by such date, such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services and access to the Facilities, in addition to the amount due, interest on such amount at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 3.02 No Right to Set-Off. Each of Danaher or Fortive, as applicable, shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement on account of any obligation owed by the other Party to Danaher or Fortive, as applicable, that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Danaher or Fortive, as applicable, shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

ARTICLE IV

WARRANTIES AND COMPLIANCE

Section 4.01 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services and Facilities are provided as-is, that the Recipients assume all risks and Liability arising from or relating to its use of and reliance upon the Services and the Facilities and each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.02 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY OF THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT OR ANY RECIPIENT ENTITIES.

ARTICLE V

LIABILITY AND INDEMNIFICATION

Section 5.01 Procedures. The provisions of Article VI of the Separation Agreement shall govern any and all Liabilities or indemnification (including any Indemnifiable Losses) under or in connection with this Agreement, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under or in connection with this Agreement.

ARTICLE VI

TERMINATION

Section 6.01 Termination.

(a) Notwithstanding Section 2.03, this Agreement may be terminated earlier by Danaher: (i) if Fortive, any Fortive Provider or any of the Fortive Group are in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Danaher or the Danaher Transition Manager of such breach; (ii) immediately upon written notice from Danaher or the Danaher Transition Manager, with respect to any Danaher Provided Service or access to any Danaher Provided Facility, if the continued performance of such Danaher Provided Service or the provision of access to such Danaher Provided Facility would be a violation of any Law; or (iii) upon any failure of Fortive to pay any outstanding Service Charge due to Danaher, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Fortive.

(b) Notwithstanding Section 2.03, this Agreement may be terminated earlier by Fortive: (i) if Danaher or any Danaher Provider is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Fortive or the Fortive Transition Manager of such breach; (ii) immediately upon written notice from Fortive or the Fortive Transition Manager, with respect to any Fortive Provided Service or access to any Fortive Provided Facility, if the continued performance of such Fortive Provided Service or the provision of access to such Fortive Provided Facility would be a violation of any Law; or (iii) upon the failure of Danaher to pay any outstanding Service Charge due to Fortive, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Danaher.

(c) Without prejudice to any rights with respect to a Force Majeure: (i) a Recipient may from time to time terminate this Agreement with respect to any Service or access to Facility, in whole but not in part: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to the Provider’s Fortive Transition Manager or Danaher Transition Manager, as applicable, of such termination (unless a longer notice period is specified in the Schedules attached hereto or in a third party agreement to provide Services or access to Facilities); (B) if the Provider of such Service or Facilities has failed to perform any of its material obligations under this Agreement with respect to such Service or access to Facility, and such failure shall continue to exist thirty (30) days after receipt by the Provider’s Fortive

Transition Manager or Danaher Transition Manager, as applicable, of written notice of such failure from the Recipient’s Fortive Transition Manager or Danaher Transition Manager, as applicable; or (C) immediately upon mutual written agreement of the Parties; and (ii) a Provider may terminate this Agreement with respect to one or more Services or access to Facilities, in whole but not in part, at any time upon prior written notice to the Recipient’s Fortive Transition Manager or Danaher Transition Manager, as applicable, if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services or access to Facilities, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient’s Fortive Transition Manager or Danaher Transition Manager, as applicable, of a written notice of such failure from the Provider’s Fortive Transition Manager or Danaher Transition Manager, as applicable. The relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service or access to Facility is a day other than at the end of a month, the Service Charge associated with such Service or access to Facility shall be pro-rated appropriately.

(d) A Recipient may from time to time request a reduction in part of the scope or amount of any Service or access to Facility. If requested to do so by the Recipient’s Fortive Transition Manager or Danaher Transition Manager, as applicable, the other Party, through its Fortive Transition Manager or Danaher Transition Manager, as applicable, agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant Schedule shall be updated to reflect any reduced Service agreed to in writing by the Parties. In the event that any Service or access to Facility is so reduced other than at the end of a month, the Service Charge associated with such Service or access to Facility for the month in which such Service or access to Facility is reduced shall be pro-rated appropriately.

(e) To the extent that a Party is not in compliance with Section 7.01(b) and such non-compliance remains unremedied for a period of ten (10) days, such Party may terminate the provision of any Services or access to Facilities within the terms of such agreement.

Section 6.02 Effect of Termination.

(a) Upon termination of any Service or access to any Facility pursuant to this Agreement, the Provider of the terminated Service or access to the Facility or its Affiliate shall have no further obligation to provide the terminated Service or access to the Facility, and Danaher or Fortive, as applicable, shall have no obligation to pay any Service Charges relating to any such Service or access to such Facility; provided that Danaher or Fortive, as applicable shall remain obligated to the other Party for the Service Charges owed and payable in respect of Services or access to Facilities provided prior to the effective date of termination. In connection with termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or access to such Facility shall survive any such termination.

(b) In connection with a termination of this Agreement, Article I, Article V, this Article VI, Article VII, Article VIII, and Liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 6.03 Force Majeure.

(a) No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service or providing access to a Facility after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior to the Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider at its own cost with respect to such Services or access to such Facilities and Danaher or Fortive, as applicable, shall be entitled to permanently terminate such Services or access to such Facilities (and shall be relieved of the obligation to pay Service Charges for the provision of such Services or access to such Facilities throughout the duration of such Force Majeure or, in the event of such permanent termination, thereafter) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days.

ARTICLE VII

MANAGEMENT AND CONTROL

Section 7.01 Cooperation.

(a) During the Term, each Party shall, and shall cause its Affiliate Recipients to, use its commercially reasonable efforts to cooperate with the relevant Provider and its Affiliates with respect to such Provider providing the Services and access to the Facilities and responding to such Provider’s reasonable requests for information related to the functionality or operation of the Services and Facilities. Neither Party nor any of its Affiliates shall knowingly take any action which would substantially interfere with or substantially increase the cost of the other Party providing (or causing to be provided) any of the Services or access to the Facilities. After the Effective Date, each Party and its Affiliates shall use its commercially reasonable efforts to enable the other Party or its Affiliates to provide the Services and access the Facilities as soon as possible after the Effective Date. Without limiting the foregoing, each Party shall provide the relevant Provider with reasonable access (during reasonable business hours) to (i) records related to the provision of the Services and access to the Facilities; and (ii) the relevant Party’s personnel and facilities for the purpose of training and consultation with respect to the Services and access to Facilities.

(b) To the extent the Parties or a member of their respective Group have entered into any third party Contracts in connection with any of the Services or access to the

Facilities, the Recipients shall comply with the terms of such agreement to the extent the Recipients or their Fortive Transition Manager or Danaher Transition Manager, as applicable, have been informed of such terms.

Section 7.02 Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third party Consents necessary or advisable to allow the relevant Provider to provide the Services and access to the Facilities (the “Required Consents”); provided, however, that the costs of such third party Consents shall be paid by the Recipient of the provision of such Services and access to such Facilities. Each Party shall provide written evidence of receipt of Required Consents to the other Party upon such other Party’s request.

Section 7.03 Primary Points of Contact for Agreement.

(a) Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i) The individual appointed by Fortive as the primary point of operational contact pursuant to this Section 7.03(a) (the “Fortive Transition Manager”) shall have overall responsibility for coordinating, on behalf of Fortive, all activities undertaken by Fortive and its Providers, Affiliates and Representatives hereunder, including the performance of Fortive’s obligations hereunder, the coordinating of the provision of the Fortive Provided Services and access to the Fortive Provided Facilities with Danaher, acting as a day-to-day contact with Danaher Transition Manager and making available to Danaher the data, facilities, resources and other support services from Fortive required for Danaher Providers to be able to provide the Danaher Provided Services and access to the Danaher Provided Facilities in accordance with the requirements of this Agreement. Fortive may change Fortive Transition Manager from time to time upon written notice to Danaher. Fortive shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.

(ii) The individual appointed by Danaher as the primary point of operational contact pursuant to this Section 7.03(a) (the “Danaher Transition Manager”) shall have overall operational responsibility for coordinating, on behalf of Danaher, all activities undertaken by Danaher and its Providers, Affiliates and Representatives hereunder, including the performance of Danaher’s obligations hereunder, the coordinating of the provision of the Danaher Provided Services and access to the Danaher Provided Facilities with Fortive, acting as a day-to-day contact with Fortive Transition Manager and making available to Fortive the data, facilities, resources and other support services from Danaher required for Fortive Providers to be able to provide the Fortive Provided Services and access to the Fortive Provided Facilities in accordance with the requirements of this Agreement. Danaher may change Danaher Transition Manager from time to time upon written notice to Fortive. Danaher shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.

(b) Review Meetings. Danaher Transition Manager and Fortive Transition Manager shall meet at least monthly to review Danaher’s and Fortive’s provision of the Services and access to the Facilities as required under this Agreement.

Section 7.04 Steering Committee.

(a) Size and Composition. Danaher shall appoint three (3) members of its management staff, and Fortive shall appoint three (3) members of its management staff to serve on a steering committee (the “Steering Committee”). Either Party may change its Steering Committee members from time to time upon written notice to the other Party; provided, however, that Danaher Transition Manager and Fortive Transition Manager shall at all times remain as members of the Steering Committee. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for the Providers to better provide, and for the Recipients to better utilize, the Services and access to the Facilities.

(b) Responsibilities. The Steering Committee’s responsibilities include: (i) generally overseeing the performance of each Party’s obligations under this Agreement; and (ii) making, and providing continuity for making, decisions for the Recipients with respect to the establishment, prioritization and use of the Services and access to the Facilities.

(c) Meetings. The Steering Committee shall meet once a month or at such other frequency as mutually agreed by the Parties. Each Steering Committee meeting shall be at a mutually acceptable location.

Section 7.05 Personnel.

(a) The Provider of any Service or access to any Facility shall make available to the Recipient of such Service or access to such Facility such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices. The Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time.

(b) The Provider of any Service or Facility shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment of persons employed by such Provider. In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 7.06 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party acting as an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service or providing access to such Facility.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Treatment of Confidential Information.

(a) The provisions of Section 7.6 of the Separation Agreement shall govern the treatment of Confidential Information hereunder.

(b) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

Section 8.02 Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Separation Agreement and other Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event of any conflict between this Agreement and the Tax Matters Agreement, the terms and conditions of the Tax Matters Agreement shall govern.

Section 8.03 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 8.04 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.04):

To Danaher:

Danaher Corporation

2200 Pennsylvania Ave., NW - Suite 800W

Washington, DC 20037-1701

Attn: General Counsel

To Fortive:

Fortive Corporation

6920 Seaway Blvd.

Everett, WA 98203

Attn: General Counsel

Section 8.05 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 8.06 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) an Affiliate of a Party, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 8.06 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 8.07 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.08 Payment Terms. Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Danaher or Fortive under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg.

Section 8.09 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 8.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.12 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.13 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 8.14 Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement.

Section 8.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.16 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 8.17 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

DANAHER CORPORATION

By:
Name:
Title:

FORTIVE CORPORATION

By:
Name:
Title: